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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On April 10, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s shareholders and was also posted by Elliott to www.NewArconic.com.  Graphic included with the press release is attached hereto as Exhibit 1:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Issues New Letter to Arconic Shareholders

NEW YORK (April 10, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to Arconic’s shareholders responding to certain false and misleading statements made in the Company’s recent communications.

The full text of the letter follows:

April 10, 2017

Dear Fellow Shareholders of Arconic Inc. (“Arconic” or the “Company”):

We are writing to make three points in response to the Board’s letters to you that were released April 5 and April 10.

1)	The Board’s attempts to defend Alcoa/Arconic’s shareholder returns under CEO Klaus Kleinfeld raise troubling questions about whether it can distinguish good performance from poor performance.

In its April 5 letter to shareholders, the Board wrote that Elliott, not the Company, was “misleading” you on the metric of Total Shareholder Returns (TSR) by selectively manipulating the time frame and set of peers against which to judge Dr. Kleinfeld’s track record. In a textbook example of doublespeak, the Board then presented you with the only time frame and the only set of peers against which Dr. Kleinfeld’s returns look remotely acceptable.

The Board simultaneously had the temerity to give Dr. Kleinfeld credit for, among other things, the 30%-plus rise in the share price of Arconic that occurred in the wake of our January 31, 2017 call for him to step aside. We suppose Dr. Kleinfeld does deserve some of the credit for this rise, given that it seems to us obviously due to stock purchases made in anticipation of his potential departure. But we don’t think this is what the Board had in mind.

We have previously shared with you conclusive data showing that Dr. Kleinfeld has underperformed against every relevant benchmark over any relevant time frame during his tenure. The peers utilized in our analyses are the same ones the Company uses in its annual proxy statements, including the one it filed just last month. We’re happy to continue to demonstrate Dr. Kleinfeld’s poor performance relative to various sets of peers, but rather than reproduce these charts in this letter, we decided to show you another way to look at the problem, which illustrates the almost unbelievable consistency of Dr. Kleinfeld’s underperformance.

(Please refer to chart attached)

The chart attached to this letter shows that between May 1, 2008 and November 23, 2015, the date that Elliott filed its first 13-D on Alcoa Inc. (“Alcoa”), thereby bringing the possibility of Dr. Kleinfeld’s departure to the fore, the S&P 500 index outperformed Alcoa starting from approximately 99% of all trading days. Similarly, if one considers the full tenure of Dr. Kleinfeld as CEO of Alcoa, from May 1, 2008 to October 31, 2016, the S&P 500 index outperformed Alcoa stock starting from approximately 95% of all trading days.

To put this concept in pocketbook terms: Klaus Kleinfeld led Alcoa for 2,141 trading days. Starting from 2,033 of those days, a shareholder would have lost money if she trusted her investment dollars to Dr. Kleinfeld relative to the S&P 500 index. On only 108 days would it have been more advantageous to buy Alcoa. And 80 of those days were in the period after Elliott’s role as an active shareholder became public. In other words, until Elliott’s 13-D raised the possibility of leadership change, Alcoa offered shareholders a better return than the S&P 500 starting from only 28 days during Dr. Kleinfeld’s nearly decade-long tenure.

This chart provides a very clear picture of just how much the Company had to gerrymander the facts in its latest letter to find a way to make Dr. Kleinfeld’s TSR look acceptable. Arconic can only manufacture a positive narrative on shareholder return by:

a)	taking credit for the run-up in Arconic shares associated with Elliott’s call for Dr. Kleinfeld to step aside;
b)	inexplicably excluding the first day of post-separation trading (when, inconveniently, Arconic shares fell 12%) from its calculations;
c)	disavowing its own self-selected peers and proposing an entirely new benchmark;
d)	crediting Dr. Kleinfeld for the rise in price of Alcoa Corp. shares following the split, despite the fact that Dr. Kleinfeld resisted the separation for nearly a decade and despite the fact that Alcoa Corp.’s central message to the market has been that it will eschew the value-destructive culture that prevailed under Dr. Kleinfeld’s leadership; and
e)	picking an arbitrary start date that essentially matches a multi-decade low in the trading price of Alcoa Inc., a fundamentally flawed approach that ignores the fact that Alcoa’s peers hit their lows on different dates than did Alcoa.

Here we come to the essence of the problem: If management cannot even recognize the difference between poor shareholder returns and strong shareholder returns, how can shareholders trust it to create value? If a management team will not acknowledge (or does not even understand) that it has failed in delivering returns, how can it be expected to succeed in doing so?

Although Dr. Kleinfeld appears not to understand this, Arconic’s shareholders are looking for real performance, not marketing and spin. The Board appears to think that a mirage of acceptable performance can fool shareholders forever. We are taking a different approach to accountability: We trust you with the facts, knowing that, like us, you will refuse to allow your investment dollars to be squandered any longer.

2)	Given what we know – and what we don’t – about the Secret August Voting Lock-Up, shareholders should be concerned about the centrality of customer endorsements to Dr. Kleinfeld’s defense.

We have written you at length about management’s apparent decision to trade certain legal claims against the Seller of Firth Rixson (the “Seller”) to obtain $20 million and a written agreement from the Seller to vote its Arconic stock in favor of Dr. Kleinfeld’s re-election and the Board’s recommendations for a period of two years (the “Secret August Voting Lock-Up”).

Last Friday, we launched a clearinghouse for information about the Secret August Voting Lock-Up on NewArconic.com, where we continue to ask: If the Company has nothing to hide, why the continued obfuscation? If the Board truly believes this is a non-issue, then why not come clean to shareholders and provide a full explanation to put the issue to bed?

Now, in light of the Company’s ongoing refusal to answer these questions about management trading corporate value to promote its own entrenchment and the Board’s possible involvement or acquiescence in the same, we are growing increasingly concerned about the central role played by customer endorsements in Dr. Kleinfeld’s defense.

The Board’s letter last week devoted considerable attention to praise from those who have negotiated major transactions with Dr. Kleinfeld. The Company has placed great emphasis on these endorsements. This emphasis is curious to us, because the endorsements come from parties who negotiate against Arconic, and therefore stand to benefit from its CEO having traits, such as being a poor negotiator or light on due diligence, that are contrary to those that shareholders should want in their CEO.

Yet these endorsements clearly appear to have a great deal of value to Dr. Kleinfeld at the moment, which raises the question of whether any implicit or explicit promises of value have been made in exchange for these endorsements. We would certainly hope not, but at this point, shareholder trust in Dr. Kleinfeld has been broken.

The apparent value of the customer endorsements to Dr. Kleinfeld becomes all the more apparent when one considers the paucity of other positive commentary supportive of management. To be clear: There is no Arconic without its customers. This is common sense. But in the setting of a proxy contest, customers may be the easiest constituency to please, as providers can be as generous as they wish in negotiations and even give things away or raise the expectation that things will be given away in the future.

We would like to see a CEO that balances the needs of customers while at the same time generating acceptable returns for shareholders. While numerous large shareholders and sell-side analysts have come out and publicly highlighted the upside opportunity associated with leadership change (with target prices of up to $43 per share),1 it is telling that not one large shareholder or publishing analyst has come out in defense or support of management.

The Board has gotten so desperate for (essentially non-existent) third-party support that it has resorted to cherry-picking lukewarm lines from research reports that are otherwise supportive of the idea that the election of the shareholder nominees would lead to superior value creation at Arconic.

Take, for example, the Board’s decision to highlight a quotation from a recent report from Cowen and Company. The Board cherry-picked one quotation on one subject – Arconic’s margin gap with its closest competitor in the EPS business – about which we will have much more to say in forthcoming communications. But the Board declined to tell shareholders that the same report also contained the following quotations:

•	“If the new Board candidates prevail, we’d expect reduced R&D and capex, hastened productivity gains, and restored investor confidence in mgmt.’s ability to improve troubled assets.”
•	“A change in management style would confer more conviction in ARNC’s ‘undisturbed’ margin expansion plan.”
•	“The stock has risen 19% since Elliot’s activist slide presentation was published on 1/31 vs. a 3% rise for the S&P 500 and XLI… making the 5/16 shareholder vote the most important catalyst for the stock.”
•	“If a mgmt. change is made… we believe C18E FCF could rise by as much as $100-300MM.”

This selective use of quotations is the same gerrymandering game that the Board is playing with TSR. We have faith that shareholders will see through it.

3)	The Board’s claims that Elliott has a different agenda from other shareholders are not only false, but absurd.

Arconic’s Board has insinuated that by putting forward Larry Lawson as a leading candidate to replace Dr. Kleinfeld as CEO, we have an agenda that is misaligned with other shareholders.

Elliott has $1.6 billion invested in Arconic. Our economic interest is in Arconic’s common equity. We have no preferred rights and do not seek any. Shareholders, large and small, should take comfort in knowing that Elliott is in precisely the same position they are.

Four large Arconic shareholders – who combined with Elliott own more than 20% of Arconic – have already announced their alignment with our call for change, whereas no large shareholders have supported the Company

1 “Our analysis suggests fair value for Arconic of ~$43 if the improvements occurred holding the current fundamentals of the company constant.” – Wolfe Research, February 6, 2017; a non-exhaustive summary of media reports, analyst quotations and shareholder announcements supporting the case for change can be found at http://newarconic.com/reactions

Furthermore, it is important to note that while Elliott believes Mr. Lawson possesses the attributes that Arconic should be seeking in its next CEO and that he should be the leading candidate for the job, we are not pushing for Mr. Lawson to be the one and only CEO candidate. Elliott has called for the Board to form a search committee to look at other possibilities as well. The ultimate question before the Board and shareholders as it relates to the CEO role is really Kleinfeld or not Kleinfeld.

All that said, we think the Company’s false and misleading claims about Mr. Lawson need to be put to rest once and for all.

•	First, the claim that Mr. Lawson is “legally restricted” from serving as Arconic’s CEO is misleading. Mr. Lawson signed a non-compete agreement with Spirit AeroSystems (“Spirit”) upon his departure which restricts his ability to work for competitors of Spirit. But Spirit and Arconic do not manufacture or sell any competing products and indeed Spirit is a customer of Arconic’s.

•	Second, the only dispute that exists about Mr. Lawson’s agreement is not about his actual ability to take another job, but rather whether payments still owed to him by Spirit should still be made in such a scenario. We believe that Mr. Lawson is not competing with Spirit now, nor would he be as CEO of Arconic. However, should Spirit refuse to pay Mr. Lawson amounts previously agreed to be paid to him upon his departure, Elliott has agreed to compensate him for any lost payments as a consequence of his service as a consultant to Elliott. In short, we have agreed to “foot the bill” on behalf of all shareholders, because we understand the value of finding a highly in-demand operating executive with the skills and experience to lead the kind of turnaround necessary at Arconic. However, the Company’s claims regarding the total amount that Elliott has agreed to pay Mr. Lawson are misleading. Elliott’s agreement only pertains to paying Mr. Lawson specified consulting fees, which are well below the numbers quoted by the Company, and reimbursing Mr. Lawson for service as a consultant to Elliott, not as CEO of Arconic.

•	Third, the Company’s claim that Elliott would continue to compensate Mr. Lawson if he were to become CEO of Arconic is false. Any indemnification payments from Elliott to Mr. Lawson only relate to his services as a consultant. None of Elliott’s agreements with Mr. Lawson would apply if he were to become CEO of Arconic, other than an obligation to use a portion of his consulting fees to purchase Arconic stock on the open market.

In light of these mounting false and misleading statements, shareholders would be well advised to discount anything the Company says about Mr. Lawson, his track record, or his relationship with Elliott.

It is telling that Arconic’s management would distort the facts in an attempt to avoid a direct comparison between Larry Lawson and Klaus Kleinfeld. Mr. Lawson is an industry legend. He has built the world’s most complex airplanes – the F-22, the F-35, and the Boeing 787. As CEO of Spirit, he produced a real total return for shareholders of 153%. By contrast, Klaus Kleinfeld’s track record is what it is.

The fact that the Board has rejected out of hand even considering a leader with Mr. Lawson’s demonstrated capability to deliver consistently excellent operational results speaks poorly of its collective judgment. And by seeking to disqualify Mr. Lawson in the minds of investors, rather than argue that Dr. Kleinfeld has a superior track record, the Company has only underlined that based upon the merits, the choice is obvious.

***

We conclude by answering a broader question raised by the Board in defense of Arconic’s current leadership team: What is Elliott’s plan? It’s an especially bizarre line of attack, given that we have in fact detailed many specific suggestions for improvement. Given our extensive diligence and commitment to Arconic’s long-term future, we’ve spelled out a number of common-sense changes that could set the company on a brighter trajectory. In addition to installing a CEO with a proven track record of results, Arconic’s leadership could:

•	Instill a culture dedicated to operational focus and excellence
•	Foster an entrepreneurial spirit by appropriately empowering and incentivizing each business unit and each manufacturing plant to participate in upside resulting from operational performance improvements
•	Eliminate the image-driven and wasteful culture brought to the Company by Dr. Kleinfeld (e.g., “The Jetsons” ad campaign, continued headquarters at Lever House in midtown Manhattan, etc.)
•	Overhaul the Company’s antiquated and substandard corporate governance regime and adopt modern best practices demonstrating that “New Arconic” welcomes accountability
•	Drive higher asset utilization at Arconic’s facilities
•	Close the persistent margin gap to the Company’s closest peer in the EPS business
•	Achieve real margin improvements in the GRP and TCS businesses
•	Dramatically reduce corporate overhead
•	Allocate capital away from wasteful projects and toward more prudent growth strategies

Further detail regarding our vision can be found on our website, NewArconic.com, and we will be providing even more detail in each of these areas in the days and weeks ahead.

To be clear, these suggestions and our suggested CEO candidate are not demands. They highlight that alternatives are possible. Ultimately, the strategic direction, the management, and the operations are the responsibility of an independent Board and Company leadership. But this responsibility must be measured against results.

After nine years of underperformance, enough is enough. A brighter future is indeed possible, and in our view, can only be realized by a reconstituted Board whose independence from Dr. Kleinfeld will help set Arconic on a new, improved path of value creation.

Please vote the BLUE card today to help make that brighter future possible.

Thank you.

Elliott Management Corporation

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On April 10, 2017, the following materials were posted by Elliott to www.NewArconic.com:

NEW ARCONIC

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April 10, 2017

Elliott Issues New Letter to Arconic Shareholders

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April 3, 2017

Elliott Releases New Video on NewArconic.com: Klaus Kleinfeld vs. The Facts

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March 27, 2017

Elliott to Arconic: Stonewalling on Vote-Buying Deal Raises Questions about What the Company is Trying to Hide

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March 23, 2017

Elliott Sends Letter to Arconic Employees: Lays Out Facts of Apparent Vote-Buying Deal

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March 20, 2017

Elliott to Arconic's Board: Waiver of Secret Voting Lock-Up Raises More Questions Than It Answers

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March 16, 2017

Elliott Demands Explanation from Arconic's Board for Apparent Vote-Buying

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January 31, 2017

Elliott Management Nominates Five Independent, Highly Qualified Director Candidates to the Board of Arconic

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